[GRAPHIC OMITTED][COEUR D'ALENE LOGO]

                                                                    EXHIBIT 99.1

Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

PRESS RELEASE

     CONTACT: Tony Ebersole, Investor Relations
              Coeur d'Alene Mines Corporation, (208) 665-0335

           COEUR REPORTS HIGHER 2nd QUARTER AND SIX MONTHS SILVER AND
                GOLD PRODUCTION, WITH IMPROVED FINANCIAL RESULTS
              -Strong silver and gold production expected in 2003-
              -Company-wide silver reserves increase 164 percent-

COEUR D'ALENE, Idaho - July 24, 2003

Highlights
----------

     o Second quarter silver production of 3.8 million ounces, up 15 percent from a year ago.
     o Six months silver production of 7.4 million ounces, up 19 percent over the last year's period.
     o Second quarter gold production of 29,682 ounces, up 29 percent over last year's period.
     o Six months gold production of 62,845 ounces, up 59 percent over previous year.
     o Cerro Bayo/Martha mines produced 1.3 million silver ounces during the second quarter, more than five times last year's second quarter, at cash costs of $1.33 per ounce.
     o Six month operating cash flow (before working capital changes) of $6.5 million compared to $(8.1) million in 2002's comparable period.
     o New mineralized zone discovered at Cerro Bayo containing 27 ft of 0.77 ounces per ton gold equivalent in initial drill hole.
     o Debt reduced 66 percent from end of first quarter. From 1998 to July, 21, 2003 debt level has declined from $288.6 million to the current $28.9 million.
     o Company-wide silver reserves increased 164 percent with 126 million ounces of new silver reserves at San Bartolome in Bolivia.
     o A total of 14.6 million ounces of silver production expected in 2003, with estimated full-year gold production of 112,000 ounces. 2003 cash costs estimated at $3.43 per ounce of silver.

"Since the end of the first quarter, Coeur has continued its silver and gold production growth, significantly improved its financial strength, and substantially grown the total reserve base. We remain on track for a year of strong silver and gold production and much stronger financial results," said Dennis E. Wheeler, Chairman and Chief Executive Officer. "Our South American mines - the Cerro Bayo and Martha - continue to drive our improved production and cash flow compared to a year ago, adding four times the silver equivalent production compared to last year's second quarter, and at extremely low production costs. Exploration results in South America are outstanding, and we anticipate additional high-grade reserve increases this year.

                                                                    EXHIBIT 99.1

"Meanwhile, our debt restructuring efforts continued, with an additional 66 percent reduction in convertible indebtedness since the end of the first quarter. As of July 21, 2003 our total debt had been reduced to just $28.9 million. With our strong cash position, we are able to maintain our growth. Finally, the conversion of San Bartolome's resources to proven and probable reserves increases our silver reserve base by 164 percent, and further advances this major silver project."

Financial Summary
-----------------

Coeur d' Alene Mines Corporation (NYSE: CDE), the world's largest primary silver producer, today reported second quarter 2003 revenue of $26.2 million, an 18 percent increase over revenue of $22.1 million in the second quarter of 2002. The increase was due primarily to the higher silver and gold production from the Company's Cerro Bayo and Martha mines in South America, which began production in the second quarter of 2002. Company-wide production in the second quarter was 3,761,787 ounces of silver and 29,682 ounces of gold, up 15 percent and 29 percent, respectively, from the previous year's second quarter.

For the first six months of 2003, Company revenue was $55.5 million, an increase of 42 percent from the same period a year ago. Production totaled 7,364,715 ounces of silver and 62,845 ounces of gold. This represented a 19 percent increase in silver production over last year's six months period, and a 59 percent increase in gold production.

During the second quarter 2003 the Company reported a net loss of $4.4 million, or $0.03 per share, compared to a net loss of $10.9 million, or $0.16 per share a year ago. For the first six months of 2003, the Company reported a net loss of $35.6 million, or $0.26 per share, which included a $28.2 million charge for the early retirement of debt, based on the issuance of common shares in excess of the original conversion ratio and a charge of $2.3 million related to a change in accounting principle associated with reclamation reserves. For the first six months of 2002 the Company reported a loss of $22.8 million, or $0.38 per share.

The Company's balance sheet continues to strengthen. Since the end of the first quarter, convertible indebtedness has been reduced by $56.4 million, representing a 66 percent reduction in the Company's convertible debt. Taking into consideration these debt reductions, the Company's convertible indebtedness due in December 2003 and January 2004 totaled $14.7 million at July 21, 2003. Since the beginning of 1998, Coeur's total debenture indebtedness has been reduced from $288.6 million to the current $28.9 million at July 21, 2003.

Cash and cash equivalents as of June 30, 2003 was $19.5 million. Year to date operating cash flow before working capital changes improved to $6.4 million compared to cash used in operations of $8.1 million in 2002.

For the second quarter, Coeur realized an average silver price of $4.53 per ounce compared to an average realized price during last year's second quarter of $4.77 per ounce. For its gold sales, Coeur realized an average price of $330 per ounce during the second quarter compared to an average gold price of $304 per ounce during the same period last year.

2003 Estimated Production, Cash Costs and Capital Expenditures

                                                                    EXHIBIT 99.1

For the full year 2003, Coeur anticipates consolidated silver production of 14.6 million ounces. Company-wide gold production is expected to be 112,000 ounces. Coeur anticipates full year cash operating costs of $3.43 per ounce/silver, and capital expenditures are expected to total $19.4 million, mostly due to the relocation of the crushing facility at Rochester, which will be completed this year.

Overview of Operations
----------------------

South America

Cerro Bayo (Chile)/Martha (Argentina)
          o 1,347,745 million ounces of silver and 14,538 ounces of gold produced during the second quarter, up 417 percent and 146 percent, respectively, over last year's period
          o    Low cash costs of $1.33 per ounce of silver during second quarter
          o First six months production of 2,625,202 silver ounces and 36,954 gold ounces
          o Average discovery costs currently less than $0.10 per ounce of silver equivalent

During the second quarter, Cerro Bayo increased silver production more than five times the amount produced the same period a year ago, to a total of 1.3 million ounces. Gold production increased nearly two and a half times to 14,538 ounces. This was due largely to the fact that the mine initiated production in the second quarter last year. Cash costs during the second quarter 2003 were $1.33 per ounce of silver.

North America
-------------

Rochester Mine (Nevada)
     o 1,353,346 million ounces of silver and 15,144 ounces of gold produced during the second quarter
     o 2,443,046 million ounces of silver and 25,891 ounces of gold produced in first six months period
     o Cash costs of $4.33 per ounce of silver during the second quarter, a decrease of 30 percent from the first quarter
     o    Cost expected to return to $4 level in second half of 2003

Rochester produced 1.4 million ounces of silver and 15,100 ounces of gold during the second quarter compared to 1.6 million ounces of silver and 17,100 ounces of gold in the second quarter of last year. The lower production was due primarily to factors related to the crusher relocation project

However, cash costs at Rochester declined 30 percent from the first quarter, to $4.33 per ounce of silver, as the measures taken to offset the crusher relocation began to take effect. The Company anticipates cash costs to drop below $4.00 per ounce in the second half of the year, with the completion of installation of the new crusher, and as high-grade ore under the old crusher is accessed.

Coeur Silver Valley - Galena Mine (Idaho)
     o    Second quarter silver production of 1,060,696 million ounces
     o    Cash operating costs of $4.73 in quarter

                                                                    EXHIBIT 99.1

     o    New optimization plan for developing new veins, infrastructure
     o    Future production growth, lower cash costs are projected

At Coeur Silver Valley, silver production was 1.1 million ounces in the second quarter, down slightly from the 1.4 million ounces produced in the same period last year. Cash operating costs increased to $4.73 per ounce during the recent second quarter, compared to $4.14 per ounce in last year's period. The increase was largely due to short-term grade issues.

In July, the Company announced the temporary suspension of silver production at Silver Valley in order to complete major scheduled repairs on the mine's hoisting equipment. During the maintenance period, Coeur began a program designed to increase production and lower costs through 2011.

Mine personnel are currently completing Coeur's ongoing review of this expansion plan that is designed to materially reduce Silver Valley's cash costs by 2006 and significantly increase silver production by 2008.

Strong Exploration Results (South America)
------------------------------------------

Cerro Bayo

A significant high-grade discovery was made at the end of second quarter on a wide mineralized zone located between the Javiera and Wendy veins in the central Cerro Bayo area. The initial discovery hole contains 27 feet of 0.77 opt gold equivalent and is located 200 meters west of existing underground infrastructure of the Cerro Bayo mine. The mineralized zone is composed of two high grade veins containing 5.7 feet of 0.97 opt Au Eq and 7.7 feet of 1.33 opt Au Eq. Initial interpretations are that this zone was penetrated close to its intersection with the Javiera vein and remains open primarily to the south and at depth. This mineralized zone does not outcrop and substantiates the exploration potential immediately west of the Lucero vein.

Other veins discovered in the first six months of 2003 include the Daniella vein, with an initial drill hole locating a seven-foot wide vein assaying 1.08 gold equivalent ounces per ton. Also, the Guanaco 2 Sur vein was discovered with an initial drill hole containing eight feet of 0.34 gold equivalent ounces per ton. Coeur continues to have good exploration results in the Guanaco 2 Sur vein that is known to extend over a 3000 feet of strike length.

The successful results of the Company's exploration efforts and the presence of numerous untested targets on our large land package continues to support our belief that the Cerro Bayo property has the potential to contain reserves in excess of one million gold equivalent ounces.

Martha Mine and Santa Cruz Province

In the Santa Cruz Province of Argentina, initial reconnaissance over our 465 square mile land package continues to discover numerous low sulfide, epithermal veins. These veins are being geologically mapped and sampled prior to drilling, which is planned during the second half of this year.

Exploration efforts continued during the second quarter at the Martha Mine to discover very high grade ore shoots such as the R4 Zone along the eastern extension of the Martha vein. The high grade R4

                                                                    EXHIBIT 99.1

Zone is located less than 600 feet east of the Martha mine, with average grades in excess of 100 silver equivalent ounces per ton. One drill intercept in the R4 Zone contained 44 feet of .42 ounces of gold per ton, and 666 ounces of silver per ton. An IP/ resistivity geophysical survey was conducted over the R4 Zone and the eastern extension of the Martha vein. The R4 Zone demonstrated a strong IP/ resistivity response that was similar to other untested anomalies on the Martha and other veins on the property. These geophysical anomalies will be drill tested during the third quarter.

At the Tesoro prospect on the Malbec property, located six miles north of the Martha mine, core drilling under a massive sulfide outcrop encountered 37 feet of polymetallic mineralization containing .04 ounce per ton gold, 14.2 ounces per ton silver, 2.8 percent copper, 9.2 percent lead and 19 percent zinc beginning at 25 feet below the surface. This massive sulfide zone has now been traced down to 130 feet below the surface.

Due to very limited exposures surrounding the massive sulfide outcrop, the Company conducted an IP/resistivity geophysical survey over a 1300 ft by 1300 ft area to find extensions of the mineralization. Geophysics detected a very large chargeability anomaly at a depth of approximately 200 feet below the surface. The anomaly is somewhat flat lying underneath the entire surveyed area and approximately 30 to 60 ft thick. The flat lying layer may represent an altered unit with disseminations of massive sulfides similar to those intersected in the recent drilling. A drilling program is planned during the third quarter to test the geophysical anomalies.

126 Million Ounces of New Proven and Probable Silver Reserves at San Bartolome
------------------------------------------------------------------------------

At the Company's major San Bartolome silver project in Bolivia, resources at the property were converted to proven and probable reserves totaling 126 million silver ounces, which effectively increased Coeur's company-wide silver reserves by 164 percent. The new reserves measure 35.3 million tons at 3.58 ounces of silver per ton.

An updated feasibility study is underway to establish a final mine plan and refining construction cost estimates. Assuming a construction decision by early 2004, the project could be in production in 2005 after an 18-month construction period. The ore is accessible in above ground gravel deposits in a region with historical silver production of over two billion ounces.

Once in production, San Bartolome is expected to contribute an average six million ounces of silver a year for at least ten years. The Company has also established that tin can be commercially recovered on two of the three major deposits, adding to project economics.

Hedging
-------

Coeur does not currently have any of its silver production hedged. The Company currently has 40,000 ounces of gold sold forward over the next 15 months at an average price of $339 per ounce.

Coeur d'Alene Mines Corporation is the country's largest silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can

                                                                    EXHIBIT 99.1

economically and legally extract or produce. We use the term "resources" in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                    EXHIBIT 99.1

                        COEUR D' ALENE MINES CORPORATION
                              PRODUCTION STATISTICS

                                                           Three Months Ended                  Six Months Ended
                                                                June 30,                           June 30,
                                                          -------------------              --------------------
                                                          2003           2002              2003            2002
                                                          ----           ----              ----            ----
  ROCHESTER MINE
        Silver ozs.                                    1,353,346      1,637,443         2,443,046       3,053,210
        Gold ozs.                                         15,144         17,132            25,891          33,555
        Cash Costs per oz./silver                          $4.33          $2.88             $5.28           $3.27
        Full Costs per oz./silver                          $5.45          $3.72             $6.32           $4.11

  GALENA MINE
        Silver ozs.                                    1,060,696      1,383,449         2,296,467       2,856,991
        Cash Costs per oz./silver                          $4.73          $4.14             $4.46           $4.05
        Full Costs per oz./silver                          $5.10          $4.86             $4.78           $4.74

  CERRO BAYO/MARTHA MINE (A)
        Silver ozs.                                    1,347,745        260,543         2,625,202         260,543
        Gold ozs.                                         14,538          5,919            36,954           5,919
        Cash Costs per oz./silver                          $1.33          $1.39             $0.54           $1.39
        Full Costs per oz./silver                          $2.98          $6.79             $2.51           $6.79

  CONSOLIDATED PRODUCTION TOTALS
        Silver ozs.                                    3,761,787      3,281,435         7,364,715       6,170,744
        Gold ozs.                                         29,682         23,051            62,845          39,474
        Primary Silver Cost per oz.                        $3.37          $3.29             $3.33           $3.55

  CONSOLIDATED SALES TOTALS
        Silver ozs. sold                               3,624,000      3,100,000         7,774,000       6,034,000
        Gold ozs. sold                                    33,000         19,000            68,000          36,000
        Realized price per silver oz.                      $4.53          $4.77             $4.65           $4.64
        Realized price per gold oz.                         $330          $304              $336            $298


(A) The Company commenced production in April 2002.

See reconciliation of non-GAAP cash costs to GAAP production costs below.

Note: "Cash Costs per Ounce" are calculated by dividing the cash costs computed for each of the Company's mining properties for a specified period by the amount of silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company's mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

"Cash Costs" are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the "Gold Institute Production Cost Standard" applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of "cash costs" to production costs under "Costs and Expenses" set forth below:

                                                                    EXHIBIT 99.1

Three months ended June 30, 2003
                                                  Rochester       Silver Valley    Cerro Bayo(1)       Total
                                                --------------- ------------------ --------------- ---------------
Production of Silver (ounces)                        1,353,346       1,060,696        1,347,745       3,761,787

Cash Costs per ounce                                 $    4.33        $   4.73          $  1.33        $   3.37
                                                --------------- ------------------ --------------- ---------------

Total Cash Costs (thousands)                         $   5,861        $  5,021          $ 1,786        $ 12,668

Add/(Subtract):
   Third Party Smelting Costs                             (193)         (1,287)          (1,027)         (2,507)
   By-Product Credit                                     5,281             585            5,019          10,885
   Deferred Stripping Adjustment                           (80)              -                -             (80)
   Change in Inventory                                  (2,025)            330             (258)         (1,953)
                                                --------------- ------------------ --------------- ---------------
Production Costs                                     $   8,844        $  4,649          $ 5,520        $ 19,013
                                                =============== ================== =============== ===============

Three months ended June 30, 2002
                                                   Rochester      Silver Valley    Cerro Bayo(1)       Total
                                                 -------------- ------------------ --------------- ---------------
 roduction of Silver (ounces)                        1,637,443       1,383,449          260,543       3,281,435

Cash Costs per ounce                                     $2.88           $4.14            $1.39           $3.29
                                                 -------------- ------------------ --------------- ---------------

Total Cash Costs (thousands)                          $  4,718        $  5,728         $    363        $ 10,809

Add/Subtract:
   Third Party Smelting Costs                             (243)         (1,939)               -          (2,182)
   By-Product Credit                                     5,337             792            1,873           8,002
   Deferred Stripping Adjustment                           (68)              -                -             (68)
   Change in Inventory                                   3,499            (271)          (3,527)           (299)
                                                 -------------- ------------------ --------------- ---------------
Production Costs                                      $ 13,243       $   4,310         $ (1,291)       $ 16,262
                                                 ============== ================== =============== ===============

(1) The Cerro Bayo mine commenced production in the second quarter of 2002.

Six months ended June 30, 2003
                                                  Rochester       Silver Valley    Cerro Bayo(1)       Total
                                                --------------- ------------------ --------------- ---------------
 roduction of Silver (ounces)                        2,443,046       2,296,467        2,625,202       7,364,715

Cash Costs per ounce                                 $    5.28        $   4.46          $  0.54         $  3.33
                                                --------------- ------------------ --------------- ---------------

Total Cash Costs (thousands)                         $  12,900        $ 10,237          $ 1,412        $ 24,549

Add/(Subtract):
   Third Party Smelting Costs                             (366)         (2,882)          (3,021)         (6,269)
   By-Product Credit                                     9,058           1,324           12,943          23,325
   Deferred Stripping Adjustment                          (161)              -                -            (161)
   Change in Inventory                                  (3,832)            454           (1,175)         (4,553)
                                                --------------- ------------------ --------------- ---------------
Production Costs                                     $  17,599        $  9,133          $10,159        $ 36,891
                                                =============== ================== =============== ===============

Six months ended June 30, 2002
                                                   Rochester     Silver Valley     Cerro Bayo(1)        Total
                                                 -------------- ----------------- ----------------- --------------
Production of Silver (ounces)                        3,053,210       2,856,991          260,543       6,170,744

Cash Costs per ounce                                 $    3.27           $4.05         $   1.39        $   3.55
                                                 -------------- ----------------- ----------------- --------------

Total Cash Costs (thousands)                          $  9,970         $11,582         $    363        $ 21,915

Add/Subtract:
   Third Party Smelting Costs                              (484)        (4,010)               -          (4,494)
   By-Product Credit                                    10,107           1,683            1,874          13,664
   Deferred Stripping Adjustment                          (117)              -                -            (117)
   Change in Inventory                                   6,819              17           (3,528)          3,308
                                                 -------------- ----------------- ----------------- --------------
Production Costs                                      $ 26,295       $   9,272         $ (1,291)       $ 34,276
                                                 ============== ================= ================= ==============

(1) The Cerro Bayo mine commenced production in the second quarter of 2002.

                                                                    EXHIBIT 99.1

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                       June 30,          December 31,
                                                                         2003                2002
                                                                         ----                ----
ASSETS                                                                       (In Thousands)

CURRENT ASSETS
    Cash and cash equivalents                                         $   19,527         $   9,093
    Short-term investments                                                   301               518
    Receivables and prepaid expenses, net                                  9,309             7,185
    Ore on leach pad                                                      14,046            11,082
    Metal and other inventory                                             15,365            14,846
                                                                      ----------        ----------
                                                                          58,548            42,724

PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment                                         80,154            76,194
    Less accumulated depreciation                                        (50,957)          (49,531)
                                                                      ----------        ----------
                                                                          29,197            26,663

MINING PROPERTIES
    Operational mining properties                                        109,574            92,149
    Less accumulated depletion                                           (86,304)          (71,833)
                                                                      ----------        ----------
                                                                          23,270            20,316
    Non-producing and developmental properties                            25,364            28,129
    Mineral interests                                                     18,825            18,825
                                                                      ----------        ----------
                                                                          67,459            67,270

OTHER ASSETS
    Non-current ore on leach pad                                          17,228            15,474
    Restricted investments                                                15,006            13,108
    Debt issuance costs, net                                               1,903             1,034
    Marketable securities                                                    522               915
    Other                                                                  5,950             5,900
                                                                      ----------        ----------
                                                                          40,609            36,431
                                                                      ----------        ----------
         Total assets                                                 $  195,813        $  173,088
                                                                      ==========        ==========

                                                                    EXHIBIT 99.1

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                                          June 30,           December 31,
                                                                                            2003                 2002
                                                                                            ----                 ----
                                                                                                 (In Thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                    $   5,545            $   5,962
    Accrued liabilities                                                                     3,886                4,334
    Accrued interest payable                                                                1,415                1,610
    Accrued salaries and wages                                                              3,339                5,594
    Current portion of remediation costs                                                    1,174                  926
    13 3/8% Convertible Senior Subordinated Notes due December 2003                         9,887               12,735
    6 3/8% Convertible Subordinated Debentures due January 2004                             5,873                    -
    Current portion of bank financing                                                       6,617                4,918
                                                                                       ----------            ---------
                                                                                          37,736               36,079
LONG-TERM LIABILITIES
    6 3/8% Convertible Subordinated Debentures due January 2004                                 -               55,132
    7 1/4% Convertible Subordinated Debentures due October 2005                             9,939               11,665
    9% Convertible Senior Subordinated Notes due February 2007,
        net of discount                                                                    34,070                    -
    Reclamation and mine closure                                                           20,912               14,458
    Other long-term liabilities                                                             8,094                8,456
                                                                                       ----------            ---------
                                                                                           73,015               89,711
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Common stock, par value $1.00 per share-authorized 250,000,000 shares, issued 151,074,310 and 119,653,267 at June 30, 2003 and December 31,
        2002
        (1,059,211 shares held in treasury)                                               151,074              119,653
    Additional paid in capital                                                            463,238              420,863
    Accumulated deficit                                                                  (514,842)            (479,207)
    Shares held in treasury                                                               (13,190)             (13,190)
    Accumulated other comprehensive loss                                                   (1,218)                (821)
                                                                                       ----------            ---------
                                                                                           85,062               47,298
                                                                                       ----------            ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $  195,813            $ 173,088
                                                                                       ==========            =========

                                                                    EXHIBIT 99.1

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES


                                                                 Three Months ended June 30,        Six Months ended June 30,
                                                                 ---------------------------        -------------------------
                                                                    2003              2002             2003            2002
                                                                    ----              ----             ----            ----
                                                                            (In Thousands, except per share data)
REVENUES
Sales of metal                                                  $    25,731        $    19,565     $    54,732       $    36,034
Interest and other                                                      483              2,564             745             3,092
                                                                -----------        -----------     -----------       -----------
         Total revenues                                              26,214             22,129          55,477            39,126

COSTS AND EXPENSES
Production                                                           19,013             16,262          36,891            34,276
Depreciation and depletion                                            4,679              3,533           9,698             5,411
Administrative and general                                            2,409              2,464           5,465             4,569
Exploration                                                           1,127                983           2,214             1,611
Pre-feasibility                                                         390                960             766             1,782
Interest                                                              2,015              5,447           4,023             9,848
Other holding costs                                                     945                667           1,568             1,460
Loss on exchange and early retirement of debt                            81              2,668          28,188             2,920
                                                                -----------        -----------     -----------       -----------
         Total cost and expenses                                     30,659             32,984          88,813            61,877
                                                                -----------        -----------     -----------       -----------

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
                                                                     (4,445)           (10,855)        (33,336)          (22,751)
Income tax benefit                                                        -                  -              (7)               -
                                                                -----------        -----------     -----------       -----------
NET LOSS BEFORE CUMULATIVE EFFECT IN CHANGE IN ACCOUNTING
PRINCIPLE                                                            (4,445)           (10,855)        (33,329)          (22,751)
Cumulative effect of change in accounting principle                       -                  -          (2,306)                -
                                                                -----------        -----------     -----------       -----------
NET LOSS                                                             (4,445)           (10,855)        (35,635)          (22,751)
Other comprehensive loss                                               (100)              (578)           (397)             (477)
                                                                -----------        -----------     -----------       -----------
COMPREHENSIVE LOSS                                              $    (4,545)       $   (11,433)    $   (36,032)      $   (23,228)
                                                                ===========        ===========     ===========       ===========
BASIC AND DILUTED LOSS PER SHARE:
Weighted average number  of shares of common stock
outstanding                                                         143,888             67,654        138,724             60,008
                                                                ===========        ===========     ==========        ===========
Net loss per common share before cumulative effect of
change in accounting principle                                  $     (0.03)       $     (0.16)    $    (0.24)       $     (0.38)
Cumulative effect of change in accounting principle                       -                  -          (0.02)                 -
                                                                -----------        -----------     ----------        -----------
Net loss per common share                                       $     (0.03)       $     (0.16)    $    (0.26)       $     (0.38)
                                                                ===========        ===========     ==========        ===========

                                                                    EXHIBIT 99.1

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Three and Six Months Ended June 30, 2003 and 2002
                                   (Unaudited)


                                                                 Three Months Ended June 30,          Six Months Ended June 30,
                                                                 ---------------------------          -------------------------
                                                                      2003             2002               2003            2002
                                                                      ----             ----               ----            ----
                                                                                         (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                         $    (4,445)      $   (10,855)      $   (35,635)     $   (22,751)
Add (deduct) non-cash items:
    Depreciation and depletion                                         4,679             3,533             9,698            5,411
    Loss on early retirement of debt                                      81             2,920            28,188            2,920
    Non-cash interest expense                                              2             4,185             1,103            5,388
    Cumulative effect of change in accounting method                       -                 -             2,306                -
    Other charges                                                        491               100               732              917
Changes in Operating Assets and Liabilities:
    Receivables                                                         (964)              864            (2,123)            (435)
    Inventories                                                       (2,543)           (1,348)           (5,237)           1,374
    Accounts payable and accrued liabilities                            (292)              698            (3,369)           1,754
                                                                 -----------       -----------       -----------      -----------
    CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
                                                                      (2,991)               97            (4,337)          (5,422)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments                              (32,203)             (782)          (72,953)            (782)
    Proceeds from sales of short-term investments                     51,790             2,420            71,510            3,684
    Expenditures on mining assets                                     (4,447)           (3,177)           (7,711)          (4,731)
    Other                                                                (37)              121               (87)             (16)
                                                                 -----------       -----------       -----------      -----------
    CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   15,103            (1,418)           (9,241)          (1,845)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Retirement of debt                                               (22,392)           (9,427)          (22,392)          (9,427)
    Proceeds from issuance of  long-term debt,
       net of issuance costs                                            (270)           14,050            33,268           14,050
    Proceeds from issuance of common stock                            11,500                 -            11,500                -
    Bank Borrowings on working capital facility                        4,447                 -            16,603                -
    Payments to Bank on working capital facility                      (5,126)                -           (14,904)               -
    Other                                                                (32)              (54)              (63)            (115)
                                                                 -----------       -----------       -----------      -----------
    CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES:                                       (11,873)            4,569            24,012            4,508
                                                                 -----------       -----------       -----------      -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                         239             3,248            10,434           (2,759)

    Cash and cash equivalents at beginning of period                  19,288             8,707             9,093           14,714
                                                                 -----------       -----------       -----------      -----------
    Cash and cash equivalents at end of period                   $    19,527       $    11,955       $    19,527      $    11,955
                                                                 ===========       ===========       ===========      ===========

     During the first half of 2003, holders of $2.8 million of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the "Series I 13 3/8% Notes") voluntarily converted such notes, in accordance with original terms, into approximately 2.1 million shares of common stock. In addition, 0.1 million shares of common stock were issued as payment for $0.2 million of interest expense on the Series I 13 3/8% Notes.

                                                                    EXHIBIT 99.1

     During the first half of 2003, the Company repurchased $26.9 million and $1.7 million principal amount of its outstanding 6 3/8% and 7 1/4% Convertible Subordinated Debentures, respectively, in exchange for 16.9 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $28.2 million. In addition, 0.6 million shares of common stock were issued as payment for $0.9 million of interest expense as part of the transaction. In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes, the Company also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

     During the first half of 2003, the Company issued 1.2 million shares of common stock in conjunction with its long-term incentive program.

     During the 2nd quarter of 2002, the Company repurchased $10.3 million, $0.8 million and $0.3 million principal amount of its outstanding 6%, 6-3/8% and 7-1/4% Convertible Subordinated Debentures, respectively, in exchange for 11.9 million shares of common stock and recorded a loss on retirement of debt of approximately $2.7 million. In addition, holders of $10.3 million of the Series I Notes voluntarily converted such Notes, under the terms of the indenture, into approximately 7.7 million shares of common stock. The Company also issued 2.7 million shares of common stock as payment of $4.2 million of accrued interest on the 13 3/8% Notes.

     During the first half of 2002, the Company repurchased $13.8 million, $0.8 million and $0.3 million principal amount of its outstanding 6%, 6-3/8% and 7-1/4% Convertible Subordinated Debentures, respectively, in exchange for 15.3 million shares of common stock and recorded a loss on retirement of debt of approximately $2.9 million. In addition, holders of $16.0 million of the Series I Notes voluntarily converted such Notes, under the terms of the indenture, into approximately 12.8 million shares of common stock. The Company also issued 2.7 million shares of common stock as payment of $4.2 million of accrued interest on the 13 3/8% Notes.